Exhibit 10(tt)

                                                               EXECUTION VERSION

                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT (the "Agreement"), made in New York, New York, as of the 22nd day of June, 2001, between Siga Technologies, Inc., a Delaware corporation having its executive offices and principal place of business at 420 Lexington Avenue, Suite 620, New York, New York 10170 (the "Company"), and Philip N. Sussman, an individual currently residing at 145 West 86th Street, Apt. 7A, New York, New York 10024 ("Executive").

            WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

            1. Term.

                  The term of this Agreement shall be the two-year period commencing on June 22, 2001 and ending on June 21, 2003, and as may be extended from time to time pursuant to Section 9(p) hereof, (the "Term").

            2. Employment.

                  (a) Employment by the Company. The Company shall employ Executive and Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as President and Chief Executive Officer of the Company and shall have such duties as may be prescribed by the Company consistent with the duties generally prescribed to executives of the same level and responsibility as implied by the titles given to Executive and also shall serve in such additional position(s) as the Company may reasonably determine from time to time, provided that the responsibilities of such additional position(s) do not materially impair Executive's ability to perform as President and Chief Executive Officer.

                  (b) Performance of Duties. Throughout the Term, Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the Company and serve the Company to the best of Executive's ability. Executive shall devote Executive's entire working time to the business and affairs of the Company, subject to vacations and sick leave in accordance with Company policy and as otherwise permitted herein. Notwithstanding anything to the contrary in this Section 2(b), so long as such activities do not preclude or render unlawful Executive's employment by the Company or otherwise materially inhibit the performance of his duties under this Agreement or materially impair the business of the Company, Executive (i) may make personal investments which are not in conflict with his duties to the Company and manage personal and family financial and legal affairs, (ii) may continue to serve on any board of directors on which he is known by the Board of Directors of the Company to be serving on the effective date of this Agreement, as specified in Schedule A hereto, (iii) may serve as a director of (or hold a similar position with) any corporation, trade association, or charitable organization with the approval of the Board of Directors of the Company.

                  (c) Place of Performance. Executive shall be based at the Company's principal place of business in New York, New York, or in such other location(s) in New York City, Nassau County, or Westchester County, or in New Jersey at a distance that is no longer than 30 miles from the Empire State Building as the Company may determine.

            3. Compensation and Benefits.

                  (a) Base Salary. The Company agrees to pay to Executive a base salary ("Base Salary") at the annual rate of $300,000, payable in equal installments consistent with the Company's payroll practices.

                  (b) Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided to executives of the same level and responsibility as Executive, including without limitation family medical insurance, life insurance and disability insurance (subject to applicable employee contributions). Executive's annual vacation entitlement shall be the greater of four weeks and the amount of vacation to which Executive is entitled under Company policy; provided, however, that Executive's vacation entitlement shall be the same as or greater than the vacation entitlement of each other employee of the Company.

                  (c) Bonus. The Company may, in its sole discretion, pay to Executive an annual bonus based on the performance of the Company and of Executive as determined by the Company in its sole discretion.

                  (d) Grant of Options and Terms Thereof. On or before June 30, 2001, the Company shall grant to Executive a non-qualified option (the "Option"), to purchase four hundred twenty thousand (420,000) shares of the Company's common stock at a share price equal to the closing share price of the Company's common stock on the date of the execution of this Agreement. The Option shall vest in four equal installments -- on the first, second, third, and fourth anniversaries of Executive's employment under this Agreement -- provided that Executive is employed by the Company or receiving severance pay under
Section 4(d) or 4(e) of this Agreement on the respective vesting dates. All terms of the Option shall be governed by the Company's Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan"), as well as the applicable option agreement to be entered into pursuant to the terms of the Plan; provided, however, that this Agreement supersedes the Plan with respect to the terms of the Option contained herein and provided further that the term "Cause" in the Plan shall be defined as the term "Cause" is defined in Section 4(b) of this Agreement. Notwithstanding the foregoing all options granted hereunder shall be contingent upon stockholder approval of the Plan.

                  (e) Travel and Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for executives of the same level and responsibility as Executive.

                  (f) No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 4 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes and other withholdings.

                  (g) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive's compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

            4. Termination of Employment.

                  (a) Termination. The Company may terminate Executive's employment for Cause (as defined below) or for any material breach of this Agreement, in which case the provisions of Section 4(b) of this Agreement shall apply. The Company may also terminate Executive's employment in the event of Executive's Disability (as defined below), in which case the provisions of
Section 4(c) of this Agreement shall apply. The Company may also terminate the Executive's employment for any other reason by written notice to Executive, in which case the provisions of Section 4(d) of this Agreement shall apply. If Executive's employment is terminated by reason of Executive's death, retirement or voluntary resignation, the provisions of Section 4(b) of this Agreement shall apply.

                  (b) Termination for Cause; Termination by Reason of Death or Retirement or Voluntary Resignation. In the event that Executive's employment hereunder is terminated during the Term (x) by the Company for Cause (as defined below), (y) by reason of Executive's death or retirement or (z) by reason of Executive's voluntary resignation, then the Company shall pay to Executive only the Base Salary through such date of termination. For purposes of this Agreement, "Cause" shall mean (i) conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) engaging in any act which, in each case, subjects, or if generally known would subject, the Company to public ridicule or embarrassment; (iii) gross neglect or gross misconduct in the performance of Executive's duties hereunder; (iv) willful failure or refusal to perform such duties as may reasonably be delegated to Executive; or (v) material breach of any provision of this Agreement by Executive; provided, however, that a termination pursuant to clause (iii), (iv), or (v) shall not become effective unless the Executive fails to cure such neglect, misconduct, failure or refusal to perform, or breach within twenty (20) days after written notice from the Company, such notice to describe such neglect, misconduct, failure or refusal to perform, or breach.

                  (c) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties hereunder on a full time basis for either (i) one hundred twenty (120) days within any three hundred sixty-five (365) day period, or (ii) ninety (90) consecutive days, the Company may terminate Executive's employment hereunder for "Disability". In that event, the Company shall pay to Executive only the Base Salary through such date of termination. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period"), Executive shall continue to receive the compensation and benefits provided by
Section 3 of this Agreement until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under disability benefit plans and programs of the Company or under the Social Security disability insurance program.

                  (d) Termination By Company For Any Other Reason. In the event that Executive's employment hereunder is terminated by the Company during the Term for any reason other than as provided in Section 4(b) or 4(c) of this Agreement, then the Company shall pay to Executive the Base Salary through such date of termination, and, in lieu of any further compensation and benefits for the balance of the Term: (x) the Company shall provide Executive with severance pay equal to six months of Base Salary, which severance pay shall be paid commencing with such date of termination at the times and in the amounts such Base Salary amounts would have been paid if Executive had remained employed by the Company for the six-month period immediately following the date of termination; and (y) if Executive timely elects COBRA continuation medical coverage, the Company shall reimburse Executive for COBRA premium costs for the level of coverage Executive maintained on the date of termination incurred by Executive for the six months immediately following the termination of his employment; provided, however, that the Company's obligation to make such COBRA reimbursement payments shall cease upon Executive becoming eligible for medical coverage under another group health plan. During the period in which Executive receives severance pay under this Section 4(d), the Option shall continue to vest and the Company shall provide Executive with an office and office services through an executive outplacement service. If Executive's employment is terminated under this Section 4(d), Executive's vested options shall be exercisable for three years immediately following the end of the six-month period during which he received severance pay. Notwithstanding anything to the contrary contained herein, in the event that Executive shall materially breach
Section 5, 6, or 7 of this Agreement, in addition to any other remedies the Company may have in the event Executive breaches this Agreement, the Company's obligation pursuant to this Section 4(d) to make severance payments shall cease, the Option shall expire, and Executive's rights with respect to severance pay and the Option shall terminate and shall be forfeited. The entitlement to severance pay and option vesting and exercisability hereunder shall not be affected by, or reduced by virtue of, any subsequent employment, or income, that Executive may obtain.

                  (e) Termination by Executive upon Change in Control. Upon a Change in Control, if Executive is no longer the President and Chief Executive Officer or its equivalent of the surviving organization, then Executive may terminate his employment with Company within 90 days of the Change in Control. If Executive terminates his employment under this Section 4(e), the Company shall pay to Executive the Base Salary through such date of termination and, in lieu of any further compensation and benefits for the balance of the Term, severance pay equal to six months of Base Salary, which severance pay shall be paid commencing with such date of termination at the times and in the amounts such Base Salary amounts would have been paid if Executive had remained employed by the Company for the six-month period immediately following the date of termination and all unvested options shall be, and become, vested on the date of termination. For purposes of this Agreement, Change in Control shall mean any of the following occurrences:

                        (i) the Corporation sells all or substantially all of its assets to one "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is unaffiliated with the Corporation (or a related group) (as defined in the Exchange Act); or

                        (ii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as defined above) acquires more than 50% of the combined voting power of the Corporation's then outstanding securities shall not constitute a Change in Control.

                  (f) Release. The Company shall have the right to condition the payment of any severance, continued vesting of options, and/or provision of benefits pursuant to this Section 4 upon the delivery by Executive to the Company of a release in form and substance satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders (in their capacity as stockholders), successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and the termination of such employment.

            5. Exclusive Employment; Noncompetition.

                  (a) No Conflict; No Other Employment. During the period of Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Board of Directors of the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept any other full-time or substantially full-time employment, whether as an executive or consultant or in any other capacity, and whether or not compensated therefor. The Company acknowledges that Executive may have obligations to his former employer as described in Appendix B and states that as of the date of execution of this Agreement it does not believe those obligations to be in breach of this Section 5(a).

                  (b) No Competition. Executive recognizes the highly competitive nature of the Company's business and that Executive's position with the Company and access to and use of the Company's confidential records and proprietary information renders Executive special and unique. Without limiting the generality of the provisions of Section 2(b) or 5(a) of this Agreement, during the Term, and any extension thereof, and for a period of one year after the termination of Executive's employment with the Company for any reason, Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, stockholder, member, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business located in the United States; provided, however, that ownership of 2% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on The Nasdaq Stock Market, shall not constitute a breach of this Section 5, so long as Executive does not in fact have the power to control, or direct the management of, or is not otherwise associated with, such corporation.

            For purposes hereof, the term "Competing Business" shall mean any business or venture which, directly or indirectly, relates to the development and commercialization of antimicrobial drugs and vaccines, both of which are directed at bacterial infections or to any other areas of concentration of the Company during Executive's employment; provided, however, that Executive's affiliation with a Competing Business shall not be in breach of this Section 5(b) as long as his affiliation does not in any way relate to the development and commercialization of anti-microbial drugs and vaccines directed at bacterial infections or to any other areas of concentration of the Company during Executive's employment.

                  (c) No Solicitation of Employment. During the Term, and any extension thereof, and for a period of one year thereafter, Executive shall not solicit or encourage any other employee to leave the Company for any reason, nor assist any business in doing so, nor employ such an employee in a Competing Business or any other business.

                  (d) Company Customers. Executive shall not, during the Term, and any extension thereof, and for a period of one year thereafter, except as required by the Company in the performance by Executive of his duties under this Agreement, directly or indirectly, on behalf of a Competing Business, contact, solicit or do business with any "customers" (as defined below) of the Company for the purpose of selling or licensing anti-microbial drugs or vaccines directed at bacterial infections or any other product then sold or licensed by the Company or proposed to be sold or licensed by the Company. For the purposes of the provisions of this Section 5(d), "customer" shall include any entity that, within two years prior to the termination of Executive's employment hereunder, purchased or licensed any product from the Company. The term "customer" also includes any former customer or potential customer of the Company which the Company has solicited within two years prior to the termination of Executive's employment hereunder for the purpose of selling or licensing any product then sold or licensed by the Company or proposed to be sold or licensed.

                  (e) Executive understands that the provisions of this Section 5 may limit his ability to earn a livelihood in a business that competes with the business of the Company but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

6. Inventions and Proprietary Property.

                  (a) Definition of Proprietary Property. For purposes of this Agreement, "Proprietary Property" shall mean designs, specifications, ideas, formulae, discoveries, inventions, improvements, innovations, concepts and other developments, trade secrets, techniques, methods, know-how, technical and non-technical data, works of authorship, computer programs, computer algorithms, computer architecture, mathematical models, drawings, trademarks, copyrights, customer lists, marketing plans, and all other matters which are legally protectible or recognized as forms of property, whether or not patentable or reduced to practice or to a writing. Notwithstanding anything to the contrary elsewhere contained in this Section 6, it is expressly understood that the Proprietary Rights to articles prepared or written for the trade press may be assigned to the respective trade press companies.

                  (b) Assignment of Proprietary Property to the Company. Executive hereby agrees to assign, transfer and set over, and Executive does hereby assign, transfer and set over, to the Company, without further compensation, all of Executive's rights, title and interest in and to any and all Proprietary Property which Executive, either solely or jointly with others, has conceived, made or suggested or may hereafter conceive, make or suggest, in the course of Executive's employment with the Company.

            The assignment of Proprietary Property hereunder includes without limitation all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights and the like ("Moral Rights"). To the extent that such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company or any third party that would violate such Moral Rights in the absence of such consent. Executive also will endeavor to facilitate such use of any such Moral Rights as the Company shall reasonably instruct, including confirming any such waivers and consents from time to time as requested by the Company.

                  (c) Works for Hire. Executive acknowledges that all original works of authorship or other creative works which are made by Executive (solely or jointly with others) within the scope of the employment of Executive by the Company and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101). To the extent such original work of authorship or other creative works are not works made for hire, Executive hereby assigns to the Company all of the rights comprised in the copyright of such works.

                  (d) Disclosure of Proprietary Property and Execution of Documents. Executive further agrees to promptly disclose to the Company any and all Proprietary Property which Executive has assigned, transferred and set over or will assign, transfer and set over as provided in paragraph (b) and Executive agrees to execute, acknowledge and deliver to the Company, without additional compensation and without expense to Executive, any and all instruments reasonably requested, and to do any and all lawful acts which, in the reasonable judgment of the Company or its attorneys may be required or desirable in order to vest in the Company all property rights with respect to such Proprietary Property.

                  (e) Enforcement of Proprietary Rights. Executive will assist the Company in every proper way to obtain, assign to the Company, confirm and from time to time enforce, United States and foreign patent trade secret, trademark, copyright, mask work, and other intellectual property rights relating to Proprietary Property in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment of such Proprietary Property. In addition, Executive will execute, verify and deliver assignments of such Proprietary Property and all rights therein to the Company or its designee. The obligation of Executive to assist the Company with respect to proprietary rights relating to such Company Proprietary Property in any and all countries shall continue beyond the termination of employment, but the Company shall compensate Executive at a reasonable rate after such termination for the time actually spent at the Company's request on such assistance.

            In the event the Company is unable for any reason, after reasonable effort, to secure the signature of Executive on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney in fact, which appointment is coupled with an interest, to act for and on behalf of Executive to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company.

                  (f) Third Party Information. To the extent Executive has or possesses any Confidential Information (as hereinafter defined) belonging to Executive or to others, Executive will not use or disclose to the Company or induce the Company to use any such Confidential Information unless the Company has a legal right to use such Confidential Information. Executive will promptly advise the Company in writing if any of Executive's involvement with the Company might result in the possible violation of Executive's undertakings to others or the use of any Confidential Information of Executive or of others.

            7. Confidential Information.

                  (a) Existence of Confidential Information. The Company owns and has developed and compiled, and will develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Company to Executive, but also information developed or learned by Executive during the course or as a result of employment with the Company, which information shall be the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by the Company concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising, marketing, distribution and warehousing know-how, processes, and research records), software, computer programs and designs, development tools, all Proprietary Property, and any other intellectual property created, used or sold (through a license or otherwise) by the Company, electronic data information know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing and employment information. The term "proprietary information" shall not include information generally known or available to the public or generally known or available to the industry or information that becomes available to Executive on a non-confidential basis from a source other than the Company or its directors, officers, employees, or agents (without breach of any obligation of confidentiality).

                  (b) Protection of Confidential Information. Executive acknowledges and agrees that in the performance of Executive's duties hereunder the Company may disclose to and entrust Executive with Confidential Information which is the exclusive property of the Company and which Executive may possess or use only in the performance of Executive's duties to the Company. Executive also acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company's interests, an invasion of privacy and an improper disclosure of trade secrets. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership or other entity, individual or other third party, other than in the course of Executive's assigned duties and for the benefit of the Company, any Confidential Information, either during the Term or thereafter.

                  (c) Delivery of Records. Etc. In the event Executive's employment with the Company ceases for any reason, Executive will not remove from the Company's premises without its prior written consent any records (written or electronic), files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Company, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when employment with the Company terminates, Executive will immediately deliver the same to the Company; provided, however, that Executive shall be allowed to retain a copy of any business and personal contact information that Executive brought to the Company, including any updating to same that has been done during his employment at the Company.

            8. Assignment and Transfer.

                  (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

                  (b) Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to, or vested in, Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

            9. Miscellaneous.

                  (a) Other Obligations. Executive represents and warrants that neither Executive's employment with the Company nor Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

                  (b) Nondisclosure; Other Employers. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others.

                  (c) Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as reasonably requested by the Company, to affect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

                  (d) No Mitigation of Severance. Executive shall be under no duty to mitigate any losses or damage to, or payments by, the Company, and there shall be no setoffs or reductions with respect to any severance or other amounts payable pursuant to Section 4 of this Agreement except as provided in Section 4.

                  (e) Protection of Reputation. During the Term, Executive agrees that he will not take action which is intended, or would reasonably be expected, to harm the Company or its reputation or which would reasonably be expected lead to unwanted or unfavorable publicity to the Company.

                  (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of the conflict of laws thereof.

                  (g) Jurisdiction; Forum. Each party hereto consents and submits to the jurisdiction of any state court sitting in New York County, New York, and the U.S. District Court for the Southern District of New York in connection with any dispute arising out of or relating to this Agreement. Each party hereto waives any objection to the laying of venue in such courts and any claim that any such action has been brought in an inconvenient forum. To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this

Agreement may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.

                  (h) Waiver of Jury Trial. Each of the parties hereto irrevocably waives any and all right to trial by jury with respect to any action, claim or other proceeding arising out of or relating to this Agreement.

                  (i) Entire Agreement. This Agreement (including all exhibits and schedules hereto) contains the entire agreement and understanding between the parties hereto in respect of Executive's employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive's employment, including all prior employment agreements, if any, between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

                  (j) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

                  (k) Severability. If any term, provision, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the court shall have the power to modify, to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful. In this regard, Executive acknowledges that the provisions of Sections 5, 6, and 7 of this Agreement are reasonable and necessary for the protection of the Company.

                  (1) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. The use herein of the word "including," when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean "including, without limitation." As used herein, "Company" shall mean the Company and its subsidiaries and any purchaser of, successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Company's business or assets which is obligated to perform this Agreement by operation of law, agreement pursuant to Section 8 of this Agreement or otherwise. As used herein, the words "day" or "days" shall mean a calendar day or days.

                  (m) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

                  (n) Remedies for Breach. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value, and, in the event of a breach or threatened breach of any covenant of Executive herein, the injury or imminent injury to the value and the goodwill of the Company's business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive expressly acknowledges that the Company shall be entitled to specific performance, injunctive relief or any other equitable remedy against Executive, without the posting of a bond, in the event of any breach or threatened breach of any material provision of this Agreement by Executive (including, without limitation, Sections 5, 6, and 7). Without limiting the generality of the foregoing, if Executive breaches or threatens to breach
Section 5, 6, or 7 of this Agreement, such breach or threatened breach will entitle the Company, without posting of bond, to an injunction prohibiting (i) Executive from disclosing any Confidential Information to any Competing Business; (ii) such Competing Business from receiving from Executive or using any such Confidential Information; and (iii) Executive from, indirectly or directly, owning, managing, operating, joining, controlling, participating in, investing in or otherwise being connected or associated with, in any manner, any such Competing Business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

                  (o) Notices. Any notice, consent, request or other communication made or given under this Agreement or pursuant to law shall be sufficient if in writing and shall be deemed to have been duly given when actually received, or, if mailed, five days after mailing by registered or certified mail, return receipt requested, to Executive's residence (as reflected in the Company's records or as otherwise designated by Executive on at least thirty (30) days' prior written notice to the Company) or to the Company's principal executive office, attention: Chairman of the Board, as the case may be. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given as provided herein, shall be deemed to be receipt of the notice, request, consent or approval sent.

                  (p) Extension of the Term. This Agreement may be extended, in the Company's sole discretion, for a period of one year at the end of the Term (or any extension thereof) provided that the Company notifies Executive in writing of its intention to renew this Agreement not later than six months prior to the end of the Term (or extension thereof) (the "Notice Date"). Any such extension shall be effective and binding as of the applicable Notice Date. If the Company fails to offer to extend the Term of this Agreement for at least one year then the failure to extend shall be treated as a Section 4(d) event as of the end of the Term.

                  (q) Assistance in Proceedings, Etc. Executive shall during and after expiration of the Term, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates or in which any of them is, or may become, a party. In connection with any cooperation or assistance to be provided by Executive to the Company following his termination under this Section 9(q), it is specifically agreed that: (i) Executive shall have all of his reasonable costs reimbursed to him by the Company; (ii) the Company shall compensate Executive at a rate of $1,000 per day for his attendance, at the Company's request, at meetings, conferences, hearings, or other proceedings; and (iii) the Company acknowledges that Executive desires not to travel outside the New York metropolitan area to fulfill his obligations under this Section 9(q) and will consider such desire in making any request for assistance under this Section 9(q).

                  (r) Survival. Cessation or termination of Executive's employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and rights and benefits afforded to the Company as provided in this Agreement shall survive cessation or termination of Executive's employment hereunder.

                  (s) Counterparts; fax. For the convenience of the parties hereto, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of the original.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

SIGA TECHNOLOGIES, INC.                 EXECUTIVE:


By:_____________________                ________________________
   Name:                                Philip N. Sussman
   Title:

                                                               EXECUTION VERSION

                                   Schedule A

            As of the effective date of the Agreement, Executive is a member of the following boards and panel:

      1.    Editorial Advisory Board of the Journal of Commercial Biotechnology

      2. Review Panel for the Innovative Technology Grant Program, sponsored by the New York State Research Foundation, Center for Biotechnology

      3. Advisory board of "Investing in Biotechnology" a conference, sponsored by International Business Forums to be held in November 2001

      4.    Advisory board for the New York Biotechnology Association

      5.    Advisory board for the Biotechnology Industry Organization

      6.    Board of Directors of the David Kantrowitz Family Benevolent
            Association

            In addition to serving on the above boards and panel, Executive is organizing a panel for the Annual Meeting of the Association of University Technology Managers, to be held in February 2002.

            IN WiTNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

SIGA TECHNOLOGIES, INC.                 EXECUTIVE:


By: /s/ Eric Rose, M.D.
    ----------------------------        -------------------------
    Name: Eric Rose, M.D.               Philip N. Sussman
    Title: Interim CEO

            IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

SIGA TECHNOLOGIES, INC.                 EXECUTIVE:


By:                                     /s/ Philip N. Sussman
    ----------------------------        -------------------------
    Name:                               Philip N. Sussman
    Title:


                                     - 14 -